Exhibit 2.2

EXECUTION VERSION

PROJECT GORDIE

___________________________________________________

REAL ESTATE PURCHASE AGREEMENT
BY AND BETWEEN
GREEKTOWN MOTHERSHIP LLC
AND
VICI PROPERTIES L.P.
Dated as of November 13, 2018

___________________________________________________

1

i

Section 7.14	Survival	19
Section 7.15	PropCo Buyer’s Reliance on its Investigations and Release	20

Exhibit A:        Conveyed Properties and Leased Properties; Real Estate Leases
Exhibit B:        Form of Deed
Exhibit C:        St. Mary’s Lease Assignment
Exhibit D:        Parking Lease Assignment
Exhibit E:        Parking License Assignment
Exhibit F:        Bill of Sale
Exhibit G:        Assignment of Intangible Property
Exhibits H-1, H-2:    St. Mary’s Amendments

Exhibit I:	Certification in Compliance with Treasury Regulations Section 1.1445-2
Exhibits J:        Consent and Confirmation of Lease (St. Mary’s Lease)
Exhibit K:        Wahlburgers Building
Exhibit L:         First Amendment to Memo of Lease – St. Mary’s Lease
Exhibit M:        Consent and Confirmation of Lease (Parking Lease)
Exhibit N:        Parcel K-15
Exhibit O:         City Acknowledgment
Exhibits P-1, P-2:    Parcel 14 Acknowledgment/Parcel 17 Acknowledgment
Exhibit Q:        Title Commitment
Schedule 1:        Endorsements
Schedule 4.03        Zoning Violations
Schedule 4.05:     Consents, Approvals, Acknowledgments and Amendments
Schedule 5.02(f):    Required Third Party Deliverables

ii

REAL ESTATE PURCHASE AGREEMENT
This Real Estate Purchase Agreement (this “Agreement”), dated as of November 13, 2018, is entered into by and between GREEKTOWN MOTHERSHIP LLC, a Delaware limited liability company (the “Seller”) and VICI PROPERTIES L.P., a Delaware limited partnership (the “PropCo Buyer” and together with the Seller, the “Parties”).
RECITALS
WHEREAS, the Seller is the indirect owner of Greektown Casino, L.L.C., a Michigan limited liability company (“Greektown”), which owns certain real property as further described herein and which leases certain real property as further described herein;
WHEREAS, Greektown is the owner of the fee estate of the Company Real Property set forth on Exhibit A attached hereto and more particularly described in Exhibit A attached hereto (together with all other Company Real Property related thereto, a “Conveyed Property” and collectively, the “Conveyed Properties”);
WHEREAS, Greektown is the lessee of the Company Real Property set forth on Exhibit A attached hereto and more particularly described on Exhibit A attached hereto (each, a “Leased Property” and collectively, the “Leased Properties”) pursuant to those certain leases described on Exhibit A attached hereto (each, a “Real Estate Lease” and collectively, the “Real Estate Leases”);
WHEREAS, the PropCo Buyer wishes to acquire (i) the Conveyed Properties from Greektown and (ii) the leasehold interest in the Leased Properties pursuant to the Real Estate Leases from Greektown, which shall entail the assumption by the PropCo Buyer of certain Liabilities of the Seller and Greektown on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller is entering into a Transaction Agreement (the “Transaction Agreement”) with Penn Tenant III, LLC, a Delaware limited liability company (the “OpCo Buyer”) and the PropCo Buyer, pursuant to which, among other things, immediately following the consummation of the Real Estate Purchase, the Seller will sell to OpCo Buyer, and OpCo Buyer will purchase from the Seller, all of the Membership Interests subject to the terms and conditions set forth in the Transaction Agreement (the “Membership Interest Sale”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Transaction Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Access Parties” has the meaning set forth in Section 4.07(b).
“Additional Encumbrances” has the meaning set forth in Section 5.02(b).
“Agreement” has the meaning set forth in the preamble.
“Anticipated Delivery Date” has the meaning set forth in Section 4.06.
“Assignment of Intangible Property” has the meaning set forth in Section 3.03(g).
“Bill of Sale” has the meaning set forth in Section 3.03(f).
“Buyer Unit” means the Unit labeled “Buyer Unit” on Exhibit K attached hereto.
“By-laws” has the meaning set forth in Section 4.06.
“Company Real Property” means all real property (including, without limitation, all Conveyed Property and Leased Property), in each case together with the buildings and structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the “Improvements”) owned or leased by Greektown (other than the Seller Unit); all references hereinafter made to the Company Real Property shall be deemed to include all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Company Real Property or otherwise appertaining to or benefitting the Company Real Property or the Improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Company Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Company Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Company Real Property.
“Condominium” has the meaning set forth in Section 4.06.
“Condominium Documents” has the meaning set forth in Section 4.06.
“Conveyed Properties” has the meaning set forth in the Recitals.
“County Jail Development Agreement” means that certain Agreement to Purchase and Develop Land, by and between the County of Wayne, Michigan and the City of Detroit that was dated July 28, 1976 and recorded in the Recorder’s Office on October 6, 1976 at Liber 19534, Page 467.

“County Jail Development Agreement Deed” means that certain Quit Claim Deed from the City of Detroit to Wayne County dated May 22, 1978 and recorded in the Recorder’s Office on June 2, 1978 at Liber 20135, Page 351.
“Deed” has the meaning set forth in Section 3.03(a).
“Delivery Date” has the meaning set forth in Section 4.06.
“Development Plan” means that certain Development Plan Central Business District, Project No. 3 Mich. R-8, recorded in the Recorder’s Office on February 10, 1960 in Liber 14147, Page 616; as modified by the Modified Development Plan and Amended Declaration of Restrictions recorded in the Recorder’s Office on February 16, 1965 in Liber 15574, Page 116; as further modified by the Second Modified Development Plan and Second Amended Declaration of Restrictions recorded in the Recorder’s Office on August 24, 1981 in Liber 21221, Page 882; as further modified by the Third Modified Development Plan and Third Amended Declaration of Restrictions recorded in the Recorder’s Office on August 24, 1981 in Liber 21221, Page 929; as further modified by the Fourth Amended Declaration of Restrictions recorded in the Recorder’s Office on January 12, 1996 in Liber 28516, Page 5; and as further amended by Business District Rehabilitation Project No. 3 Development Plan and Third Amended Declaration of Restrictions as recited in instrument recorded in the Recorder’s Office on December 13, 1995 in Liber 28459, Page 183.
“Disputed Item” has the meaning set forth in Section 4.06.
“Gap Building Lease” means that certain Lease, dated as of June 1, 2016, by and between Greektown and Jack Entertainment LLC.
“Greektown” has the meaning set forth in the Recitals.
“Lease Assignments” means, collectively, the St. Mary’s Lease Assignment, the Parking Lease Assignment and the Parking License Assignment.
“Leased Properties” has the meaning set forth in the Recitals.
“Master Deed” has the meaning set forth in Section 4.06.
“Membership Interest Sale” has the meaning set forth in the Recitals.
“Mooney” means Mooney Real Estate Holdings, a Michigan nonprofit corporation.
“Occupancy Agreement” has the meaning set forth in Section 4.07(a)(iii).
“OpCo Buyer” has the meaning set forth in the Recitals.
“Parcel K-15” has the meaning set forth in Section 4.04.
“Parking Lease” means that certain Parking Lease Agreement, dated as of March 14, 2014, by and between 1001 Brush Street LLC and Greektown, as amended by that certain First

Amendment to Parking Lease Agreement, dated as of August 1, 2015 and that certain Second Amendment to Parking Lease Agreement, dated as of October 26, 2018.
“Parking Lease Assignment” has the meaning set forth in Section 3.03(c).
“Parking License” means that certain Parking License Agreement, dated as of December 1, 2017, by and between Blue Cross Blue Shield of Michigan and Greektown, as amended by that certain First Amendment to Parking License Agreement, dated as of October 15, 2018.
“Parking License Assignment” has the meaning set forth in Section 3.03(d).
“Parkwycke Development Agreement” means that certain Agreement to Purchase and Develop Land, by and between the City of Detroit and Parkwycke Tower, a Michigan limited partnership, dated as of December 15, 1971 and recorded in the Recorder’s Office on December 29, 1971 in Liber 17943, Page 439, and the Certificate of Completion recorded in the Recorder’s Office on March 19, 1974 in Liber 18752, Page 807.
“Parties” has the meaning set forth in the preamble.
“Pedestrian Bridge Permits” means the permits for encroachment granted to Greektown pursuant to the Detroit City Council resolutions referenced as exceptions 20 and 23 on Schedule B of the pro forma Title Policy attached to the Transaction Agreement as Exhibit C (the “Pro Forma”), allowing for the encroachment of (i) the pedestrian bridge which connects the valet parking garage of the Greektown Casino-Hotel to the casino building and (ii) the pedestrian bridge which connects the Greektown Hotel to the St. Mary’s school building.
“Permits” means the Pedestrian Bridge Permits and all other permits granted to Greektown for encroachments pursuant to the Resolutions.
“Pro Forma” has the meaning set forth in the definition of “Pedestrian Bridge Permits”.
“PropCo Buyer” has the meaning set forth in the preamble.
“Ramboll Proposal” has the meaning set forth in Section 4.07(b).
“RE Closing” has the meaning set forth in the Transaction Agreement.
“Real Estate Leases” has the meaning set forth in the Recitals.
“Real Estate Purchase” has the meaning set forth in the Transaction Agreement.
“Real Estate Purchase Price” has the meaning set forth in Section 3.01(b).
“Recorder’s Office” means the Wayne County Register of Deeds in Wayne County, Michigan.

“Seller” has the meaning set forth in the preamble.
“Seller Unit” means the Unit labeled “Seller Unit” on Exhibit K attached hereto.
“St. Mary’s” has the meaning set forth in the definition of “St. Mary’s Lease”.
“St. Mary’s Amended MOL” has the meaning set forth in Section 3.03(k).
“St. Mary’s Amendments” has the meaning set forth in Section 3.03(h).
“St. Mary’s Estoppel” has the meaning set forth in Section 5.02(c).
“St. Mary’s Lease” means that certain Lease, dated as of August 28, 2006, by and between Allen Vigneron, Roman Catholic Archbishop of the Archdiocese of Detroit (“St. Mary’s”) and Greektown, as amended by that certain First Amendment to Lease, dated as of May 25, 2016.
“St. Mary’s Lease Assignment” has the meaning set forth in Section 3.03(b).
“St. Mary’s Notice” has the meaning set forth in Section 3.02(b).
“St. Mary’s Sublease” means that certain Sublease, dated as of June 1, 2016, by and between Greektown and Jack Entertainment LLC.
“Subdivision Plan” has the meaning set forth in Section 4.06.
“Tenant” means any tenant or subtenant, as applicable, under any Tenant Lease.
“Tenant Leases” means those leases pursuant to which Greektown is the landlord or sublandlord, as applicable, pursuant to which Greektown leases all or a portion of each Conveyed Property and each Leased Property to one or more tenants or subtenants.
“Title Company” means First American Title Insurance Company.
“Title Policy” means, (i) with respect to each Conveyed Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the Real Estate Purchase Price allocated by PropCo Buyer to such Conveyed Property, or such other amount as the PropCo Buyer shall reasonably require, reflecting the PropCo Buyer’s (or its designee’s) fee simple title to the Conveyed Property and (ii) with respect to each Leased Property, an ALTA leasehold owner’s title insurance policy issued by the Title Company, in the amount of the Real Estate Purchase Price allocated by PropCo Buyer to the Leased Property, or such other amount as the PropCo Buyer shall reasonably require, reflecting the PropCo Buyer’s (or its designee’s) leasehold interest in the Leased Property, in each case subject only to the Permitted Encumbrances, with such endorsements as the PropCo Buyer shall reasonably require, including, without limitation, the endorsements set forth on Schedule 1, together with such co-insurance or re-insurance as the PropCo Buyer shall reasonably require, and otherwise in the condition required by this Agreement.
“Transaction Agreement” has the meaning set forth in the Recitals.

“Transactions” means the Real Estate Purchase and the Membership Interest Sale.
“Transferred Real Estate Assets” has the meaning set forth in Section 2.01.
“Unit” means each condominium unit to be formed pursuant to Section 4.06.
“Wahlburgers Building” means that building commonly known as 569 Monroe Avenue, Detroit, Michigan 48226.
Article II
PURCHASE AND SALE OF TRANSFERRED REAL ESTATE ASSETS
Section 2.01    Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the RE Closing, the Seller shall cause Greektown to sell, assign and transfer to the PropCo Buyer, and the PropCo Buyer shall purchase, acquire and accept from Greektown, the following assets, properties, rights and claims of Greektown, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Transferred Real Estate Assets”):
(a)    the Conveyed Properties;
(b)    the Real Estate Leases; and
(c)     the benefits, rights, rights of Action and claims (express or implied) to the extent related to the Conveyed Properties or the Real Estate Leases.
Article III
RE CLOSING
Section 3.01    RE Closing.
(a)    Unless this Agreement is earlier terminated pursuant to Article VI before satisfaction or waiver of the conditions set forth in Article V (other than those conditions to be satisfied or waived at the RE Closing), the RE Closing shall take place immediately prior to the MI Closing on the Closing Date as provided in the Transaction Agreement.
(b)    At the RE Closing, as consideration for the Transferred Real Estate Assets, the PropCo Buyer shall pay, by wire transfer of immediately available funds, SEVEN HUNDRED MILLION AND 00/100 DOLLARS ($700,000,000.00) (the “Real Estate Purchase Price”) to the Seller.
Section 3.02    PropCo Buyer’s Additional Closing Deliverables. At the RE Closing, in addition to the payment of the Real Estate Purchase Price required by Section 3.01(b), the PropCo Buyer shall deliver to the Seller all of the following:

(a)    counterparty signature pages (and acknowledgments, as applicable) to the Lease Assignments, the Bill of Sale, the Assignment of Intangible Property, the Condominium Documents and the St. Mary’s Amended MOL, duly executed by the PropCo Buyer;
(b)    notice to St. Mary’s of the closing and consummation of the Lease Transaction (as defined in the St. Mary’s Estoppel) and the address to which notices to Leasehold Purchaser (as defined in the St. Mary’s Estoppel) should be sent under the St. Mary’s Lease (the “St. Mary’s Notice”);
(c)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable); and
(d)    without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the PropCo Buyer and its Subsidiaries to consummate the Real Estate Purchase that do not impose any material liability on the PropCo Buyer.
Section 3.03    The Seller’s Closing Deliverables. At the RE Closing, the Seller shall, and shall cause Greektown to, deliver to the PropCo Buyer all of the following:
(a)    a covenant deed, the form of which is attached hereto as Exhibit B, duly executed and acknowledged by Greektown conveying the Conveyed Property to the PropCo Buyer (or its designee), subject only to Permitted Encumbrances (the “Deed”);
(b)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit C, duly executed and acknowledged by Greektown assigning all of Greektown’s right, title and interest in the St. Mary’s Lease to the PropCo Buyer (or its designee), subject only to Permitted Encumbrances (the “St. Mary’s Lease Assignment”);
(c)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit D, duly executed and acknowledged by Greektown assigning all of Greektown’s right, title and interest in the Parking Lease to the PropCo Buyer (or its designee), subject only to Permitted Encumbrances (the “Parking Lease Assignment”);
(d)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit E, duly executed and acknowledged by Greektown assigning all of Greektown’s right, title and interest in the Parking License to the PropCo Buyer (or its designee), subject only to Permitted Encumbrances (the “Parking License Assignment”);
(e)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);
(f)    a bill of sale, the form of which is attached hereto as Exhibit F, duly executed and acknowledged by Greektown (the “Bill of Sale”);
(g)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit G, duly executed by Greektown assigning all of Greektown’s right, title and interest in all permits, Contracts and intangible property disclosed therein and relating to each of the Conveyed Properties and Leased Properties (the “Assignment of Intangible Property”);
(h)    amendments to the St. Mary’s Sublease and the Gap Building Lease, substantially in the form attached hereto as Exhibits H-1 and H-2, duly executed and acknowledged by Greektown and Jack Entertainment LLC (collectively, the “St. Mary’s Amendments”);
(i)    the Condominium Documents, which shall have been finalized in accordance with the provisions of Section 4.06 hereof, duly executed and acknowledged (as applicable) by Greektown;
(j)    certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit I;
(k)    a first amendment to memorandum of lease, the form of which is attached hereto as Exhibit L , duly executed and acknowledged by St. Mary’s (the “St. Mary’s Amended MOL”);
(l)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through Greektown (provided an exception specifically listing any tenants or subtenants occupying the applicable Conveyed Property or Leased Property, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase all or any portion of the applicable Conveyed Property or Leased Property, shall be permitted); provided, that in no event shall any such affidavits, certificates, documents and/or instruments impose any liability on Seller or Greektown in respect of any liens against the Conveyed Properties and Leased Properties for which OpCo Buyer has received or will receive a credit under the Closing Adjustment so long as OpCo Buyer executes and delivers such affidavits, certificates, documents and/or instruments, as applicable, in accordance with Section 6.23 of the Transaction Agreement;
(m)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Transferred Real Estate Assets;
(n)    to the extent available, the originals (to the extent in Seller’s possession) or, if originals are unavailable, copies of Real Estate Leases, Contracts, plans and specifications for the Improvements, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Conveyed Properties and Leased Properties;
(o)    such organizational and authorizing documents of the Seller and/or the Subsidiaries as shall be reasonably required by the PropCo Buyer and the Title Company authorizing the sale of the Transferred Real Estate Assets and the execution and delivery of any documents to be executed by the Seller and/or the Subsidiaries at the RE Closing; and

(p)    without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Seller and its Subsidiaries to consummate the Real Estate Purchase that do not impose any material liability on the Seller or such Subsidiaries.
Article IV
COVENANTS
Section 4.01    Encroachment Permits. Prior to the RE Closing, Seller shall (A) request that the City of Detroit convert the Pedestrian Bridge Permits to permanent easements (or otherwise grant permanent easements for the Pedestrian Bridges on terms reasonably acceptable to PropCo Buyer) benefitting PropCo Buyer as owner of the applicable adjacent properties; and (B) use commercially reasonable efforts to obtain consent from the City Council of the City of Detroit, or, in the event that applicable local laws are changed or amended, the persons, entities, offices and/or agencies of the government of the City of Detroit required by such laws, if any, to grant consent to the transfer of the Permits to PropCo Buyer or its designee or in such instance, otherwise provide reasonably sufficient confirmation from the City of Detroit that no consent of the City of Detroit or the City Council of the City of Detroit is required to the transfer of the Permits to PropCo Buyer or its designee, provided, that in no event shall the failure to convert the Pedestrian Bridge Permits to permanent easements or obtain consent as set forth in subclause (B) above be deemed a default by the Seller under this Agreement or the Transaction Agreement.
Section 4.02    Transfer Taxes. All transfer, registration, documentary, sales, use, stamp, recording, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne by the Seller when due. The Seller shall, at its own expense timely file any Tax Return or other document with respect to such Taxes or fees (and the PropCo Buyer shall cooperate with respect thereto as necessary). The covenants and agreements of this Section 4.02 shall survive the RE Closing.
Section 4.03    Zoning Violations. Seller shall pay any fees or fines that are in a liquidated amount and assessed prior to the Closing Date in connection with, and shall use commercially reasonable efforts to cure in the ordinary course of business, each of the zoning-related violations set forth on Schedule 4.03, provided, that in no event shall failure to cure any such zoning-related violation set forth on Schedule 4.03 be deemed a default by the Seller under this Agreement or the Transaction Agreement.
Section 4.04    Parcel K-15. Prior to the RE Closing, Seller shall obtain a tax parcel number for the property described on Exhibit N attached hereto (“Parcel K-15”), and shall pay any Taxes due and payable with respect to Parcel K-15 for the period prior to the Closing Date, if any.
Section 4.05    Consents, Approvals, Acknowledgments and Amendments. Seller shall use commercially reasonable efforts to obtain and deliver to the PropCo Buyer, on or before the date of the RE Closing, those estoppel certificates, subordination, non-disturbance and attornment agreements, third party consents, approvals, terminations, amendments and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 4.05 attached hereto in the form requested by the PropCo Buyer (subject to commercially reasonable changes requested by the applicable third party).
Section 4.06    Condominium of Wahlburgers. The Seller and the PropCo Buyer shall reasonably cooperate and use commercially reasonable efforts to subject the Wahlburgers Building to a condominium regime of ownership (the “Condominium”) and, in connection therewith, establish the Seller Unit and the Buyer Unit, all in compliance with applicable Legal Requirements, including the Michigan Condominium Act. No later than thirty (30) days after the date hereof (the “Anticipated Delivery Date”), the Seller shall provide to the PropCo Buyer drafts of the master deed (the “Master Deed”) and by-laws (the “By-laws”) for the Condominium and, if available, the condominium subdivision plan (the “Subdivision Plan” and, together with the Master Deed and the By-laws, the “Condominium Documents”). If the Subdivision Plan is not yet available on the Anticipated Delivery Date, the Seller shall promptly deliver the Subdivision Plan to the PropCo Buyer following the Seller’s receipt thereof. Notwithstanding the foregoing, the Subdivision Plan shall be delivered by Seller to PropCo Buyer no later than sixty (60) days after the date hereof. The actual date on which the Seller delivers the Master Deed and the By-laws to the PropCo Buyer shall hereinafter be referred to as the “Delivery Date”. The Seller and the PropCo Buyer shall use commercially reasonable efforts to agree upon and finalize (i) the Master Deed and By-laws by no later than thirty (30) days after the Delivery Date and (ii) the Subdivision Plan by no later than thirty (30) days after delivery thereof from the Seller to the PropCo Buyer. The Master Deed and By-laws shall include, among other terms, rights and obligations of the Parties, the following: (i) the Seller Unit and the Buyer Unit shall continue to benefit from a shared fire alarm system and sprinkler system and all associated lines, pipes and conduits related thereto, which fire alarm system is located in the Valet Parking Garage of the Greektown Casino-Hotel that, as of Closing, will be owned by the PropCo Buyer or its Affiliate and (ii) the owner of the Buyer Unit shall grant to the Seller Unit a perpetual irrevocable non-exclusive easement to access the roof and other portions of the Buyer Unit in order to install, operate, use, maintain, repair and replace its mechanical and HVAC equipment that is located on the roof of the Wahlburgers Building and all related ducts, shafts, wires, cables, pipes, conduits and facilities which are or may be located in the Buyer Unit.
If the Parties are unable to timely finalize the Condominium Documents in accordance with the foregoing sentence, then any dispute, whether relating to one or more of the Condominium Documents or one or more terms or provisions of any Condominium Document (each, a “Disputed Item”), shall be referred to a mutually agreed upon arbitrator or, if the Parties cannot agree upon one arbitrator, then the Disputed Items shall be referred to a panel of three arbitrators comprised of one arbitrator chosen by each of the Seller and the PropCo Buyer and having not less than ten (10) years of experience with condominiums in the State of Michigan and a third arbitrator chosen by the other two arbitrators and having not less than ten (10) years of experience with condominiums in the State of Michigan. In the case of either a single arbitrator or a panel of three arbitrators, the arbitrator(s) shall, within twenty (20) days following any hearing and submission of evidence, render a decision as to the Disputed Items and such decision shall be final and binding on the Parties. The Parties shall use commercially reasonable efforts to ensure that the arbitration hearing is held no more than thirty (30) days after the commencement of the arbitration proceeding as provided for above. The Commercial Arbitration Rules of the American

Arbitration Association, as amended and in effect from time to time hereafter, shall be applicable to any such arbitration.
Section 4.07    Conduct of the Seller Prior to the Closing; Access to Company Real Property.
(a)    Notwithstanding anything to the contrary contained in the Transaction Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VI, except as otherwise required by Law, as specifically set forth in Section 6.01 or the Seller Disclosure Letter or as consented to in writing by the Buyers, which consent (x) with respect to (i), (ii) and (iv) below, the Buyers may withhold in their sole and absolute discretion and (y) with respect to (iii) below, shall not be unreasonably withheld, conditioned or delayed (provided that the Occupancy Agreement (as defined below) in question is an arm’s-length agreement on market terms), the Seller, in respect of Greektown, shall not, and shall cause Greektown not to:
(i)    sell, pledge, transfer, assign, abandon, dispose of or otherwise subject to any Encumbrance (except for Permitted Encumbrances) any Conveyed Property, Leased Property or the leasehold estate in the Leased Property;
(ii)    acquire any real property;
(iii)    enter into any lease, sublease or license of real property or any renewal, modification, amendment or termination of any of the foregoing (any of the foregoing, an “Occupancy Agreement”), other than (x) any renewal of a Tenant Lease exercised by the Tenant in accordance with the terms of such Tenant Lease and (y) entering into any lease, sublease or license of real property that (1) is an arm’s-length agreement on market terms, (2) is for a term not to exceed six months and that in any event terminates by its terms prior to the Closing Date and (3) pursuant to which the applicable tenant, subtenant or licensee is required to vacate its premises before the Closing Date, provided, that if the tenant, subtenant or licensee does not timely vacate its premises, the Seller shall be responsible for all costs, whether incurred before, on or after the Closing Date, for removal of the tenant, subtenant or licensee from its premises; or
(iv)    enter into any Contract (or amendment, modification or supplement of any existing Contract) to sell the Conveyed Property, or any interest in any Leased Property, or any portion of any of the foregoing.
(b)    Notwithstanding anything to the contrary contained in the Transaction Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VI, the PropCo Buyer shall have the right to perform, and Seller shall, at no cost or expense to Seller, use commercially reasonable efforts to assist the PropCo Buyer with performance of, subsurface investigations (“Investigations”) of the Company Real Property for the purpose of completing Baseline Environmental Assessments as required by Michigan Department of Environmental Quality regulations Part 201 and Part 203, subject to the following: (a) Investigations shall be at reasonable times and on at least two (2) days’

prior notice to Seller; (b) the scope of all Investigations shall be consistent with that certain proposal Re: Limited Phase II Investigation at the Greektown Casino Located at 555 E. Lafayette Blvd, Detroit, Michigan prepared by Ramboll and dated as of October 25, 2018 (the “Ramboll Proposal”) and to the extent any proposed Investigations are beyond the scope of the Ramboll Proposal, such proposals shall be subject to Seller’s prior consent, not to be unreasonably withheld; (c) Investigations shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations, (d) representatives, agents, employees and consultants of the PropCo Buyer that access the Company Real Property (collectively, “Access Parties”) shall at all times be accompanied by Seller or a representative of Seller during all Investigations, provided, that Seller reasonably cooperates to make a representative of Seller available for such Investigations, (e) the Access Parties shall conduct Investigations in a manner so as not to cause damage, loss, cost or expense to Seller or the Company Real Property and shall promptly restore the applicable Company Real Property to substantially its prior condition immediately following each Investigation, and (f) the Access Parties shall keep the Company Real Property free and clear of all mechanic’s liens or materialmen’s liens that arise due to its activities at the Company Real Property. The PropCo Buyer agrees to indemnify Seller, its Subsidiaries and its representatives against, and hold Seller, its Subsidiaries and its representatives harmless from, any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages (excluding special, consequential or punitive damages), or injuries arising out of or resulting from Investigations by Access Parties unless attributable solely to the gross negligence or willful misconduct of Seller (or any of its Subsidiaries or representatives) and, notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller, its Subsidiaries and its representatives shall survive the Closing or any termination of this Agreement. Prior to performing any Investigations, the PropCo Buyer must furnish to Seller evidence reasonably acceptable to Seller that all of the Access Parties maintain (i) commercial general liability insurance with limits of at least One Million and 00/100 Dollars ($1,000,000) for bodily or personal injury or death and property damage, (ii) automobile liability insurance with limits of at least One Million and 00/100 Dollars ($1,000,000) for bodily injury and property damage, combined single limit, (iii) workers compensation in statutory amounts and employers liability insurance with a limit of at least One Million and 00/100 Dollars ($1,000,000) and (iv) commercial umbrella insurance in a minimum amount of Fifteen Million and 00/100 Dollars ($15,000,000) per occurrence and Fifteen Million and 00/100 Dollars ($15,000,000) annual aggregate, and contractual liability insurance, in each case, naming Seller and each of its designated Subsidiaries and representatives as an additional insured, including as an additional insured for liability arising out of ongoing and completed operations, and containing a waiver of subrogation in favor of Seller and each of its designated Subsidiaries and representatives. There shall be no endorsement or modification of the commercial general liability insurance limiting the scope of coverage for liability arising from explosion, collapse or underground property damage. The Access Parties agree to maintain such insurance policies in effect during the term of this Agreement. The PropCo Buyer also agrees that any contractor or consultant entering upon Company Real Property at the request of the PropCo Buyer for the purpose of conducting Investigations shall maintain contractors’ pollution liability with limits not less than Five Million and 00/100 Dollars ($5,000,000) per occurrence for personal injury and property damage combined and Five Million and 00/100 Dollars ($5,000,000) in the aggregate and such policy or policies shall name Seller and each of its designated Subsidiaries and representatives as an additional insured. Coverage afforded to any additional insured required by this Section 4.07(b)

shall be primary, and not excess over or contributing with, any insurance purchased or maintained by the additional insureds. Each such insurance policy shall be written by a reputable insurance company licensed to do business in the State of Michigan either having a rating of at least “A:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), or subject to Seller’s prior approval. Prior to commencing any work, the PropCo Buyer and all Access Parties shall furnish Seller with a certificate of insurance evidencing the insurance required by this Section 4.07(b) and executed by duly authorized representatives of each insurer. Upon the Seller’s request, the PropCo Buyer agrees to provide Seller with a copy of any final third-party reports obtained in connection with its Investigations, such reports to be delivered without representation, warranty or recourse. PropCo Buyer agrees that, except as required by applicable Law, until the RE Closing has occurred, unless authorized in writing by Seller, PropCo Buyer and the Access Parties shall keep confidential, and not disclose to any other third parties, the findings, results, data or other information of any kind whatsoever produced, collected or generated by PropCo Buyer or the Access Parties in connection with the Investigations. Notwithstanding anything to the contrary herein, to the extent any Investigations are requested to occur within a gaming area of the Company Real Property: (x) any Access Party accessing such gaming area must be occupationally licensed by the Michigan Gaming Control Board prior to such access, or (y) Seller shall have secured a waiver to such occupational license requirement from the Michigan Gaming Control Board prior to any such access.
ARTICLE V
CONDITIONS TO CLOSING
Section 5.01    Conditions to Obligations of Both Parties. The obligation of each Party to effect the RE Closing is conditioned upon the satisfaction at or prior to the RE Closing (or waiver by both the Seller and the PropCo Buyer, to the extent permitted by applicable Law) of each of the following:
(a)    the conditions set forth in Section 7.01 of the Transaction Agreement (except for Section 7.01(d)) shall have been satisfied or waived by PropCo Buyer, Seller and OpCo Buyer in writing (which waiver PropCo Buyer may give or withhold in its sole discretion); it being understood and agreed that (x) the conditions set forth in Section 7.01 of the Transaction Agreement (except for Section 7.01(d)) are conditions to each of the Seller’s and PropCo Buyer’s respective obligations to consummate the RE Closing as if repeated in this Section 5.01(a) and (y) no waiver of any condition in Section 7.01 of the Transaction Agreement by any party to the Transaction Agreement shall be deemed to be a waiver of this Section 5.01(a); and
(b)    the Transaction Agreement shall not have been terminated.
Section 5.02    Additional Conditions to Obligations of the PropCo Buyer. The obligation of the PropCo Buyer to effect the RE Closing is further conditioned upon satisfaction (or waiver by the PropCo Buyer) at or prior to the RE Closing of each of the following:
(a)    the conditions set forth in Section 7.02 of the Transaction Agreement shall have been satisfied or waived by PropCo Buyer in writing (which waiver PropCo Buyer may give or withhold in its sole discretion), provided, that any waiver by OpCo Buyer of the conditions set forth in Section 7.02(c) with respect to the Escrow Agreement only shall suffice and not require any additional waiver by PropCo Buyer; it being understood and agreed that (x) the conditions set forth in Section 7.02 of the Transaction Agreement are conditions to the PropCo Buyer’s obligation to consummate the RE Closing as if repeated in this Section 5.02(a) and (y) no waiver of any condition in Section 7.02 of the Transaction Agreement by any party to the Transaction Agreement shall be deemed to be a waiver of this Section 5.02(a);
(b)    fee title to the Conveyed Properties shall be conveyed and transferred and the leasehold estate in the Leased Properties shall be assigned to the PropCo Buyer or its designee, in each case, subject only to the Permitted Encumbrances and any other title defects or encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially reduce the value of the Conveyed Properties or the Leased Properties or materially interfere with the use of the Conveyed Properties or the Leased Properties as they are currently used (such other title defects or encumbrances, collectively, “Additional Encumbrances”), and the Title Policy shall be issued to the PropCo Buyer (or its designee) in the condition required by the definition of the term “Title Policy” (except that the same may be subject to Additional Encumbrances, which Additional Encumbrances shall be deemed “Permitted Encumbrances” for purposes of this Agreement); provided, however, that in the event that at or prior to the RE Closing, title to the Conveyed Properties and Leased Properties are subject to one or more monetary Encumbrances that are not otherwise Permitted Encumbrances, any of such monetary Encumbrances shall be deemed “Permitted Encumbrances” for the purposes of this Agreement if (i) such Encumbrance is monetary in nature, (ii) all such monetary Encumbrances (together with any Permitted Encumbrances included in subsection (iii) of the definition of Permitted Encumbrances as set forth in the Transaction Agreement) secure obligations that do not exceed $7,500,000.00 in the aggregate and (iii) such monetary Encumbrance is affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to PropCo Buyer;
(c)    the Consent and Confirmation of Lease (the “St. Mary’s Estoppel”), the form of which is set forth as Exhibit J, from the landlord under the St. Mary’s Sublease and Mooney shall be delivered to PropCo Buyer;
(d)    no earlier than thirty (30) days prior to the RE Closing, an estoppel from St. Mary’s and Mooney with respect to the items set forth in Paragraph 2 and Paragraph 10, respectively, of the St. Mary’s Estoppel.
(e)    the Consent and Confirmation of Lease, the form of which is set forth as Exhibit M, from the landlord under the Parking Lease shall be delivered to PropCo Buyer;
(f)    the estoppel certificates, third party consents, terminations, amendments and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 5.02(f) attached hereto in the form requested by the PropCo Buyer (subject to commercially reasonable but immaterial changes requested by the applicable third party); and
(g)    Each and all of the agreements and covenants of the Seller to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

Section 5.03    Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the RE Closing is further conditioned upon satisfaction (or waiver by the Seller) at or prior to the RE Closing of the conditions set forth in Section 7.03 of the Transaction Agreement in accordance with the terms of the Transaction Agreement.
Section 5.04    Frustration of Closing Conditions. Neither the PropCo Buyer nor the Seller may rely on any failure to any condition set forth in this Article V to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement or the Transaction Agreement.
Section 5.05    Closings Contingent. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Membership Interest Sale is not consummated following the RE Closing on the date upon which the RE Closing is consummated in accordance with Article II of the Transaction Agreement, the RE Closing shall be and shall be deemed to be void and of no further force or effect.
ARTICLE VI
TERMINATION
Section 6.01    Termination. This Agreement shall automatically terminate if the Transaction Agreement is terminated pursuant to its terms.
Section 6.02    Effect of Termination. In the event that this Agreement is terminated pursuant to Section 6.01, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to either Party, except as otherwise provided in Section 8.02 of the Transaction Agreement.
Section 6.03    Remedies Upon Termination. The Parties shall be entitled to the remedies provided for in Section 8.03 of the Transaction Agreement, without duplication, as and solely to the extent provided in such Section 8.03 and subject to the limitations set forth therein.
ARTICLE VII
MISCELLANEOUS
Section 7.01    Expenses. Except as otherwise expressly provided herein, all Transaction Expenses shall be paid by the Party incurring such costs and expenses, whether or not the RE Closing shall have occurred. For avoidance of doubt, and notwithstanding anything to the contrary contained herein, Seller shall be responsible for the base premium of the Title Policy and PropCo Buyer shall be responsible for all other costs and expenses (including, without limitation, premiums for endorsements) related to the Title Policy.
Section 7.02    Notices. Section 9.02 of the Transaction Agreement shall apply to the Seller and the PropCo Buyer hereunder mutatis mutandis.
Section 7.03    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    the word “or” shall be disjunctive but not exclusive;
(e)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k)    any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;
(l)    the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;
(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)     any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority include any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;
(o)    all references to days mean calendar days unless otherwise provided; and
(p)    all references to time mean New York City time.
Section 7.04    Severability. Any non-material term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 7.05    Entire Agreement. This Agreement and the Transaction Agreement, together with any documents and instruments executed pursuant hereto and thereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits, the statements in the body of this Agreement will control.
Section 7.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, except that the PropCo Buyer may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 7.07    No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except the Debt Financing Parties may enforce (and the Debt Financing Parties are intended third party beneficiaries of) the provisions of Section 6.03 (solely to the extent that it relates to the Debt Financing Parties), this Section 7.07 (solely to the extent that it relates to the Debt Financing Parties), Section 7.08 (solely to the extent that it relates to the Debt Financing Parties), the proviso in the first sentence of Section 7.09 and Section 7.10 (solely to the extent that it relates to the Debt Financing Parties).
Section 7.08    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. In addition, the Seller agrees on behalf of itself and its affiliates that none of the Debt Financing Parties shall have any liability or obligation to the Seller or any of its affiliates relating to this Agreement or any of the Transactions (including the Debt Financing) whether at law or equity, in contract, in tort or otherwise.  Notwithstanding anything herein to the contrary, nothing shall limit (i) the PropCo Buyer’s obligations under Section 6.19 of the Transaction Agreement or (ii) the rights of the Seller or its affiliates pursuant to any existing financing arrangements of the Seller or such affiliate with any of the Debt Financing Parties.
Section 7.09    Amendment; Waiver. This Agreement may only be amended or supplemented by an agreement in writing signed by the PropCo Buyer and the Seller; provided that, notwithstanding anything to the contrary contained herein, Section 6.03 (solely to the extent that it relates to the Debt Financing Parties), Section 7.07 (solely to the extent that it relates to the Debt Financing Parties), Section 7.08 (solely to the extent that it relates to the Debt Financing Parties), this proviso of Section 7.09 and Section 7.10 (solely to the extent it relates to the Debt Financing Parties) (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 7.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Section 7.11 hereof, Section 9.10 of the Transaction Agreement shall apply to the Seller and the PropCo Buyer hereunder mutatis mutandis.

Section 7.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts – provided that, solely to the extent necessary to enforce obligations hereunder related to the transfer of real property as determined by the Chosen Courts, the PropCo Buyer may pursue an action or proceeding in the state courts of the State of Michigan and the federal courts of the United States of America located in Wayne County, Michigan – without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity subject to Section 8.03 of the Transaction Agreement. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, subject to the provisions of Section 9.11 of the Transaction Agreement . Each Party further agrees that no other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary set forth in this Agreement, if, for any reason, the OpCo Buyer shall fail to consummate the Membership Interest Sale, then (x) the foregoing provisions of this Section 7.11 shall be void and of no force or effect, and (y) Seller shall not be entitled to specific performance or any other equitable relief or remedy as against PropCo Buyer, and Seller’s sole and exclusive remedy shall be as set forth in Section 8.03 of the Transaction Agreement. For the avoidance of doubt, Seller acknowledges and agrees that in the event that the Buyers pay the Termination Fee in accordance with Section 8.03 of the Transaction Agreement, the Termination Fee shall be Seller’s sole and exclusive remedy for the Buyers’ failure to consummate the Membership Interest Sale and/or the RE Closing.
Section 7.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 7.13    Payments and Revenues. If, after the Closing, any Party shall receive any payment, revenue or other amount that belongs to another Party pursuant to this Agreement, such receiving Party shall promptly remit or cause to be remitted such amount to the Party entitled to such amount.
Section 7.14    Survival. The representations, warranties and covenants contained in this Agreement or in any certificates or other documents delivered prior to or as of the Closing shall survive the Closing as and to the extent set forth in the Transaction Agreement. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.
Section 7.15    PropCo Buyer’s Reliance on its Investigations and Release The provisions of this Section 7.15 shall survive the RE Closing indefinitely and shall not be deemed merged into any of the Closing documents.
(a)    PROPCO BUYER ACKNOWLEDGES AND AGREES, BY CONSUMMATING THE RE CLOSING, IT WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF EACH OF THE COMPANY REAL PROPERTIES, EITHER INDEPENDENTLY OR THROUGH AGENTS OF PROPCO BUYER’S CHOOSING. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE SELLER AND PROPCO BUYER AGREE THAT GREEKTOWN IS SELLING, ASSIGNING AND TRANSFERRING AND PROPCO BUYER IS PURCHASING AND ACCEPTING THE CONVEYED PROPERTIES AND THE RESPECTIVE LEASEHOLD INTERESTS IN THE LEASED PROPERTIES ON AN “AS IS, WHERE IS, ALL FAULTS” BASIS AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO ORDINARY WEAR AND TEAR, WITH ANY AND ALL LATENT AND PATENT DEFECTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER WHICH ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE TRANSACTION AGREEMENT. PROPCO BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT, THE TRANSACTION AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE TRANSACTION AGREEMENT, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE COMPANY REAL PROPERTY AND IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLER OR GREEKTOWN OR THEIR RESPECTIVE AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE COMPANY REAL PROPERTY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE COMPANY REAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE COMPANY REAL PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE COMPANY REAL PROPERTY, AND EACH COMPANY REAL PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF ANY COMPANY REAL PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF ANY COMPANY REAL PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF ANY COMPANY REAL PROPERTY, (VI) THE COMPLIANCE OF THE COMPANY REAL PROPERTY OR THEIR OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES,

ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT ANY COMPANY REAL PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE COMPANY REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE COMPANY REAL PROPERTY, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO THE COMPANY REAL PROPERTY, AND (XI) THE ECONOMICS OF THE OPERATION OF THE COMPANY REAL PROPERTY.
(b)    WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN PROPCO BUYER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND THE SELLER AND/OR ITS AFFILIATES, ON THE OTHER HAND (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF THE SELLER AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE CLOSING, PROPCO BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH PROPCO BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES SELLER AND GREEKTOWN AND THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL AUTHORITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY ASSUMED LIABILITY, THE COMPANY REAL PROPERTY OR ITS CONDITION OR ANY RE LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT ANY COMPANY REAL PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE COMPANY REAL PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS SUBSIDIARIES UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTION AGREEMENT THAT EXPRESSLY SURVIVE THE RE CLOSING OR THE CLOSING AND (II) THE FRAUDULENT ACTIONS OF THE SELLER OR ITS SUBSIDIARIES.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Real Estate Purchase Agreement to be executed as of the date first written above.
SELLER:
GREEKTOWN MOTHERSHIP LLC,
a Delaware limited liability company

By:    /s/ Matthew P. Cullen___________
Name:     Matthew P. Cullen
Title:      President and Chief Executive Officer

PROPCO BUYER:
VICI PROPERTIES L.P., a Delaware limited partnership

By: /s/ John Payne_______________________
Name: John Payne
Title: President